Exhibit 10.4

THIS ATM WATERFALL DISTRIBUTION AGREEMENT (“Agreement”) is made and entered into as of October 9, 2026 by and among Co-Diagnostics, Inc., a Utah corporation (the “Company”) and J.J. Astor & Co., a Utah corporation (“Astor” or the “Lender”). The Company and the Lender are hereinafter sometimes individually referred to as a “Party” and collectively as the “Parties.”

R E C I T A L S:

WHEREAS, the Company and the Lender have entered into a loan agreement dated as of October 9, 2026 (the “Loan Agreement”). Any capitalized terms used but not defined in this Agreement shall have the meanings ascribed thereto in the Loan Agreement;

WHEREAS, the Company wishes to borrow up to Three Million One Hundred Thousand ($3,100,000) Dollars in two tranches, consisting of Two Million One Hundred Thousand ($2,100,000) Dollars (the “Initial Loan”) and, commencing sixty (60) days after the Agreement Date, an additional One Million ($1,000,000) Dollars (the “Additional Loan” and together with the Initial Loan, the “Loans”) which the Company may elect to borrow and, absent a Material Adverse Effect or an Event of Default, the Lender shall fund;

WHEREAS, pursuant to the Loan Agreement, (a) the Company shall issue to the Lender the Two Million Eight Hundred Thirty-Five Thousand Dollars ($2,835,000) Original Issue Amount senior secured installment promissory note in the form of Exhibit A-1 to the Loan Agreement (the “Initial Note”) and (b) if the Company wishes to receive the net proceeds of the Additional Loan, it shall issue to the Lender the One Million Three Hundred Fifty Thousand Dollars ($1,350,000), Original Issue Amount senior secured installment promissory note in the form of Exhibit A-2 to the Loan Agreement reflecting a factor rate of 1.35 times the amount of the Additional Loan (the “Additional Note”);

WHEREAS, Maxim Group LLC (the “ATM Sales Agent”) will arrange, as underwriter, placement agent or deal manager, for an at the market financing of approximately $7,350,877.68 in respect of sales of Common Stock for the Company (the “ATM Financing”);

WHEREAS, the ATM Financing was established under a prospectus filed with the SEC on July 27, 2026 pursuant to Form S-3 (File No. 333-295803) registering for sale approximately $7,901,383.00 of Common Stock (the “ATM Offering Capacity”);

WHEREAS, as of October 7, 2026, the Company has approximately $7,350,877.68 in remaining ATM Offering Capacity (the “Available ATM Capacity”). During the term of the Loans, the Company covenants and agrees that the ATM Financing will not be suspended or terminated.

WHEREAS, the Parties to this Agreement hereby mutually agree that the Company shall direct the appropriate Parties to notify the Lender within two (2) Business Days following each sale of shares of Common Stock or Common Stock Equivalents sold in the ATM Financing of such number of shares of Common Stock or Common Stock Equivalents sold in the ATM Financing and the net proceeds received or receivable for the Company from such sale; such notices (the “Payment Notices”) shall be delivered by electronic mail to jarom.h@jjastor.com and michael.p@jjastor.com.

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WHEREAS, the Company hereby irrevocably agrees to direct appropriate Parties to cause one hundred percent (100%) of all ATM Net Proceeds (as defined in Section 3 below) to be remitted directly to the DACA Account maintained by the Company at East West Bank (the “Bank”). The Company will cause the appropriate Parties to facilitate this direction of ATM Net Proceeds pursuant to a blocked deposit account control agreement (the “DACA”) which shall be substantially in the form attached as Exhibit I to the Loan Agreement and shall otherwise be acceptable in all respects to the Lender, and which shall be entered into on or before October 15, 2026 in accordance with Section 2.04(b) of the Loan Agreement. Until the DACA has been executed and delivered, the ATM Net Proceeds shall be remitted to the Interim Account as provided in Section 3 below. Pursuant to the DACA, the Lender shall distribute the funds in the DACA Account in accordance with the ATM Waterfall Distribution set forth in Section 3 below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein it is hereby mutually agreed as follows:

1.	Definitions. This Agreement is the ATM Waterfall Distribution Agreement referred to in the Loan Agreement. Unless otherwise defined in this Agreement, all capitalized terms when used herein shall have the same meaning as they are defined in the Loan Agreement and the Notes. The Company has furnished to ATM Sales Agent a true copy of the Loan Agreement and Exhibits thereto, including the Notes and the ATM Waterfall Distribution Agreement.

2.	Incorporation by Reference. All of the statements set forth in the above Recitals are deemed to be representations and agreements of the relevant Party or Parties and are incorporated by this reference into the body of this Agreement.

3.	Payments to Lender.

This Agreement is irrevocable and shall continue in full force and effect until the entire Outstanding Principal Amount of the Notes (including any Default Amount and interest thereon) shall have been paid in full. One hundred percent (100%) of the proceeds of each ATM Financing, after deduction only of the ATM Sales Agent’s sales commissions (the “ATM Net Proceeds”), shall be remitted by the ATM Sales Agent within three (3) Business Days after the settlement date of the applicable sale directly to the deposit account maintained by the Company at East West Bank and subject to the DACA (the “DACA Account”), pursuant to which Astor shall have exclusive control of the DACA Account, and the ATM Net Proceeds deposited in the DACA Account shall be applied by the Lender to the Weekly Installment Payments and the other amounts due under the Notes, with the balance released to the Company, as follows (the “ATM Waterfall Distributions”):

(i) the initial $1,000,000 of all ATM Net Proceeds shall be paid to Astor;

(ii) Eighty Percent (80%) of all ATM Net Proceeds shall be remitted from the DACA Account and paid to the Lender and applied to the Notes, and the remaining Twenty Percent (20%) of such ATM Net Proceeds shall be remitted by the Lender from the DACA Account to the Company in accordance with clause (vi) below, in each case until the applicable minimum weekly installment payments (the “Weekly Installment Payments”) that are due and payable under the Notes have been fully paid and satisfied for the relevant week;

(iii) Thereafter, for the remainder of such week, Twenty-Five Percent (25%) of all ATM Net Proceeds shall be remitted from the DACA Account and paid to the Lender and applied to the Notes, and the remaining Seventy-Five Percent (75%) of such ATM Net Proceeds shall be remitted from the DACA Account to the Company in accordance with clause (vi) below, with the allocation set forth in clause (ii) applying again at the start of each following week, in each case until the Notes are paid in full;

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(iv) Upon the occurrence of an Event of Default, eighty percent (80%) of all ATM Net Proceeds shall be remitted from the DACA Account to the Lender and applied to all of the Obligations under the Notes (including any Default Amounts), and the remaining twenty percent (20%) of such ATM Net Proceeds shall be remitted from the DACA Account to the Company in accordance with clause (vi) below, in each case until the Obligations and Indebtedness under the Notes (including any applicable Default Amount) shall have been paid in full, and clauses (ii) and (iii) shall not apply during such period, and such allocation may not be rescinded, modified, or suspended without the prior written consent of Astor (acting on behalf of the Lender) notifying the Company and the ATM Sales Agent that the Notes (including any applicable Default Amount) have been paid in full or that such Event of Default has been cured to the satisfaction of the Lender;

(v) Notwithstanding the foregoing, in no event shall the amounts remitted to the Lender under clause (ii) exceed the amounts then outstanding under the Notes, and the Company agrees to utilize the ATM Financing as required to, at minimum, make all required Weekly Installment Payments;

(vi) All ATM Net Proceeds deposited in the DACA Account in excess of the amounts remitted to the Lender pursuant to clauses (i) through (iv) above (the “Excess ATM Proceeds”) shall be released and remitted by Astor (acting on behalf of the Lender) to such operating account of the Company as the Company designates in writing, promptly and in any event within seven (7) Business Days after such ATM Net Proceeds are deposited in the DACA Account, and, except as provided in the following proviso, Astor (acting on behalf of the Lender) shall have no right to retain, withhold or apply any Excess ATM Proceeds; provided, however, that if at any time the aggregate market value of the registered, freely tradeable shares available for sale by the ATM Sales Agent under the ATM Financing (based on the closing price of the Common Stock on the immediately preceding Trading Day) is less than, or after giving effect to any remittance to the Company would be less than, Two Hundred Percent (200%) of the Outstanding Principal Amount of the Notes (the “ATM Coverage Requirement,” as set forth in Section 4.01(c)(x) of the Loan Agreement), then, notwithstanding anything to the contrary in clauses (i) through (v) or this clause (vi), (A) the ATM Sales Agent or Astor (acting on behalf of the Lender) shall remit to the Company only such portion, if any, of the ATM Net Proceeds otherwise remittable to the Company as will permit the ATM Coverage Requirement to be satisfied after giving effect to the application of the balance of such ATM Net Proceeds to reduce or repay the Outstanding Principal Amount of the Notes, and the Lender shall retain and apply such balance to the Notes, and (B) neither the ATM Sales Agent nor Astor (acting on behalf of the Lender) shall have any obligation to remit or distribute any ATM Net Proceeds (including any Excess ATM Proceeds) to the Company for so long as the ATM Coverage Requirement is not satisfied; and

(vii) The ATM Waterfall Distribution Agreement shall remain in full force and effect until all Indebtedness and Obligations under the Notes shall have been paid in full, including any Default Amounts.

Prior to the execution and delivery of the DACA, all references in this Agreement to the DACA Account shall be deemed to refer to the account designated by the Lender in writing pursuant to Section 2.04(b) of the Loan Agreement (the “Interim Account”), and the ATM Waterfall Distributions (including the release of Excess ATM Proceeds to the Company under clause (vi)) shall apply to all ATM Net Proceeds deposited in such account. If the Company receives any ATM Net Proceeds (whether by mistake or otherwise), the Company shall hold such ATM Net Proceeds in trust for the Lender and shall turn them over to the DACA Account (or, prior to the execution and delivery of the DACA, the Interim Account) within one (1) Business Day after receipt.

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4.	DACA. All ATM Net Proceeds shall be directed to the DACA Account (or, prior to the execution and delivery of the DACA, the Interim Account), which shall be subject to the DACA in form and substance acceptable in all respects to the Lender. The Lender shall receive funds in the DACA Account according to the ATM Waterfall Distribution set forth in Section 3 above.

5.	Maintenance of Minimum ATM Shares. The Company shall at all times maintain a sufficient number of registered, freely tradeable shares of Common Stock or Common Stock Equivalents available for sale under the ATM Financing (the “Minimum ATM Shares”) in an amount equal to not less than Two Hundred Percent (200%) of the Outstanding Principal Amount of the Notes and the Company shall promptly take all actions necessary to maintain such share availability at all times. If the Company shall violate this covenant or another Event of Default under the Notes or Loan Agreement shall have occurred, eighty percent (80%) of the ATM Net Proceeds of the Minimum ATM Shares shall be paid to the Lender until the Notes (including any applicable Default Amount) have been paid in full. For so long as the Minimum ATM Shares requirement is not satisfied, remittances of ATM Net Proceeds to the Company shall be limited as provided in Section 3(vi), and the Lender shall have no obligation to distribute any ATM Net Proceeds to the Company.

6.	Required Consents. This Agreement is irrevocable and unconditional and cannot and shall not be changed, modified or amended without the prior written consent of the Lender. In addition, the Company acknowledges and agrees not to revoke, change, modify or amend the payment arrangements in the Agreement without the prior written consent of the Lender. In addition, the Company agrees not to attempt to revoke, change, modify or amend the DACA without the prior written consent of the Lender.

7.	Binding Agreement. The Company covenants and agrees that it has approved this Agreement in all respects and acknowledges that the Lender would not make the Loans if this Agreement had not been executed by the Parties and does not remain in full force and effect. This Agreement is binding upon the Company, and enforceable in accordance with its terms.

8.	Irrevocable Payment Direction. By its execution of this Agreement, the Company hereby irrevocably covenants and agrees that, from and after the Closing Date, all ATM Net Proceeds from the sale of Common Stock in the ATM Financing shall be paid and remitted solely to the DACA Account (or, prior to the execution and delivery of the DACA, the Interim Account) within three (3) Business Days after the settlement date of the applicable sale, until such time as all Indebtedness and Obligations to the Lender under the Notes (including any applicable Default Amount) shall have been paid in full. Without limiting the foregoing, pursuant to a separate payment direction letter with the Company, the ATM Sales Agent shall wire all ATM Net Proceeds within three (3) Business Days after the settlement date of the applicable sale solely to the DACA Account (or, prior to the execution and delivery of the DACA, the Interim Account).

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9.	Authorization. Each of the Parties has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement, and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Parties and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the respective Parties. This Agreement has been duly executed and delivered by the respective Parties and constitutes the valid and binding obligation of the respective Parties enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

10.	Miscellaneous.

(a)	In the event that the Company amends, restates or otherwise modifies the ATM Financing with the Lender’s consent, this Agreement shall continue to be applied to such amended, restated or modified ATM Financing.

(b)	This Agreement shall be binding upon the successors and assigns of the Parties and shall inure to the benefit of the Lender and their respective successors and assigns; provided that the Company may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Lender.

(c)	This Agreement may be executed by one or more of the Parties to this Agreement on any number of separate counterparts (including by facsimile, .pdf or other electronic signature), and all said counterparts taken together shall be deemed to constitute one and the same instrument.

(d)	Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(e)	All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to the principles of conflict of laws thereof. The Parties agree that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the federal and state courts sitting in the County of Salt Lake, Utah (the “Utah Courts”). Each Party hereby irrevocably submits to the exclusive jurisdiction of the Utah Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, Action or Proceeding, any claim that it is not personally subject to the jurisdiction of such Utah Courts, or such Utah Courts are improper or inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law.

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(f)	Each Party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence an Action or Proceeding to enforce any provisions of this Agreement, then the prevailing party in such Action or Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such Action or Proceeding.

(g)	Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by email:

If to the Lender

J.J. Astor & Co.

26 S Rio Grande Street, #2072

Salt Lake City, Utah 84101

Attn: Michael Pope, CEO

Email: michael.p@jjastor.com

If to the Company:

Co-Diagnostics, Inc.

2401 S. Foothill Drive, Suite D

Salt Lake City, Utah 84109

Attn: Dwight H. Egan, CEO

Email: d.egan@codiagnostics.com

Attn: Daniel Bohrer, Executive VP of Finance and Accounting

Email: d.bohrer@codiagnostics.com

Signature page follows

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement the date and year first above written.

CO-DIAGNOSTICS, INC.

By:	/s/ Dwight H. Egan
Name:	Dwight H. Egan
Title:	Chief Executive Officer

By:	/s/ Daniel Bohrer
Name:	Daniel Bohrer
Title:	Executive Vice President of Finance and Accounting (Principal Financial Officer)

J.J. ASTOR & CO.

By:	/s/ Michael Pope
Name:	Michael Pope
Title:	Chief Executive Officer

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